Exhibit 99.1

              AVANT Immunotherapeutics Reports Third Quarter
                     and Nine Month Financial Results

    NEEDHAM, Mass.--(BUSINESS WIRE)--Oct. 27, 2005--AVANT Immunotherapeutics, Inc. (NASDAQ: AVAN) today reported financial results for the third quarter and nine months ended September 30, 2005. For the quarter ended September 30, 2005, AVANT reported a net loss of $4.5 million, or $.06 per share, compared to a net loss of $3.7 million, or $.05 per share, for the third quarter of 2004. AVANT reported cash and cash equivalents of $22 million at September 30, 2005.
    Revenues during the third quarter of 2005 were $846,322 compared to revenues of $527,510 for the same period last year. Total operating expenses for the quarter were $5.5 million compared to $4.3 million in the same quarter last year. The Company's research and development expenses for the three-month period ended September 30, 2005 were $3.6 million compared to $2.8 million for the same period last year. The increase in research and development expenses mostly resulted from increased costs associated with the TP10 program, primarily clinical trial costs for the Phase IIb study in women undergoing cardiac bypass surgery and contract manufacturing costs incurred for process development and scale-up work for TP10. Operating expenses also increased as a result of full operations at the Fall River manufacturing facility. AVANT's general and administrative expenses were $1.7 million for the three months ended September 30, 2005 compared to $1.3 million for the same period last year. The increase in general and administrative expenses resulted primarily from increases in personnel-related expenses, legal fees related to patent matters, and other professional services and consultancy costs related to project management and Sarbanes-Oxley compliance.
    The Company reported investment income of $149,662 for the quarter compared to $120,417 for the same period last year, reflecting higher market interest rates, offset in part by lower average cash balances in 2005 versus 2004.

    Nine Month Results

    For the nine months ended September 30, 2005, the company reported a net loss of $14.1 million, or $.19 per share, compared to a net loss of $9.5 million, or $.13 per share, for the nine months ended September 30, 2004.
    For the nine months ended September 30, 2005, AVANT's revenues were $2.5 million compared to $4.5 million for the nine-month period ended September 30, 2004. The decrease in revenues resulted primarily from the one-time recognition in 2004 of $1 million in revenue from DVC for rPA clinical materials and the one-time recognition of an upfront license fee of $1 million from AdProTech, Ltd. Total operating expenses for the nine-month period ended September 30, 2005 and 2004 were $17 million and $14.2 million, respectively. Research and development expenses were $11.1 million for the nine months ended September 30, 2005 compared to $9.6 million for the same period last year. The increase in research and development expenses resulted primarily from an increase in TP10 clinical trial costs, TP10 contract manufacturing costs and laboratory supplies incurred for process development and scale-up work and operating expenses of the Fall River manufacturing facility. General and administrative expenses were $5.2 million for the nine months ended September 30, 2005 compared to $3.9 million for the nine months ended September 30, 2004. The increase in general and administrative expenses was primarily due to increases in personnel-related expenses, legal fees associated with the PRF transaction and patent matters, and other professional services and consultancy costs related to project management and Sarbanes-Oxley compliance. The increase in investment income of $201,589 reflected higher market interest rates, offset in part by lower average cash balances between periods.
    "This quarter we were very pleased to report positive preliminary results from a Phase II clinical trial of CholeraGarde(R) in infants and children in Bangladesh, which reinforces the strong safety and immunogenicity results reported last year in adults receiving this experimental vaccine," said Una S. Ryan, Ph.D., AVANT's President and Chief Executive Officer. "Also announced this quarter, we will be working with Harvard Medical School to apply our VitriLife(R) technology for vaccine thermostability to CholeraGarde(R), under a grant from the National Institutes of Health." VitriLife(R) will allow AVANT's vaccines to be delivered and administered without refrigeration.
    "Importantly, our development programs continue to progress," Dr. Ryan continued. "We were pleased to announce early this month that we had completed enrollment of the TP10 Phase IIb trial in women undergoing high risk cardiac bypass surgery."

    Clinical Development Programs

    On July 27, AVANT announced results in children and infants from a randomized, Phase II double blind, placebo-controlled study of its single-dose, oral cholera vaccine, CholeraGarde(R), conducted in Bangladesh by the International Centre for Diarrhoeal Disease Research, Bangladesh in collaboration with the International Vaccine Institute (IVI). The trial was sponsored by the Diseases of the Most Impoverished (DOMI) Program of the IVI which is funded by the Bill and Melinda Gates Foundation. The researchers found the vaccine to be immunogenic and well tolerated in the vaccinated children. Over 84% of children and 70% of infants vaccinated with the effective dose responded with a favorable immune response. If the results in children aged from 9 months to 5 years are grouped together, the responder frequency was 77%. These results were consistent with results in adults receiving vaccination with CholeraGarde(R) in an earlier reported portion of this study, which showed a response rate of 70%.
    On October 11, AVANT announced that it has completed enrollment of the Phase IIb trial of its complement inhibitor, TP10, in female subjects undergoing high risk cardiac surgery utilizing cardiopulmonary bypass (CPB). The objective of this double-blind, placebo-controlled study is to assess the safety and treatment effect of TP10 as compared to placebo in reducing the incidence of death and heart attack in patients undergoing cardiac surgery on CPB, thus potentially improving post-operative outcomes. AVANT expects to report results of this study in the first quarter of 2006. AVANT then plans in collaboration with a corporate partner to complete development and to commercialize TP10.
    During the third quarter AVANT began vaccine production of the plague component of its oral combination anthrax and plague vaccine at its Fall River manufacturing facility. Also in July, AVANT reported that it and Harvard Medical School would receive approximately $500,000 from the National Institutes of Health to apply AVANT's VitriLife(R) formulation to CholeraGarde(R). In the future, AVANT plans to utilize VitriLife(R), a proprietary technology that confers thermostability to live bacterial vaccines, at the Fall River facility for its other bacterial vaccines.

    Webcast and Conference Call

    Dr. Ryan and Mr. Catlin will host a conference call at 11:00 AM EDT on Thursday, October 27, 2005 to discuss AVANT's Third Quarter 2005 financial results. To access the conference call, dial 800-322-2803 (within the United States), or 617-614-4925 (if calling from outside the U.S.). The passcode for participants is 15879316. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 95666600.
    A live webcast of the conference call, together with this press release, can be accessed through the company's web site www.avantimmune.com in the Investor Information section. In order to access the webcast, your PC must have a sound card, speakers and Windows Media Player software. It is recommended that you configure your PC in advance of the webcast as the software download and installation can take several minutes. In addition, the call and webcast will be archived and can be accessed through the same link. Additionally, a copy of this press release is available by contacting Investor Relations at (781) 433-0771.

    About AVANT Immunotherapeutics, Inc.

    AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. Six of AVANT's products are in clinical development, including a treatment to reduce complement-mediated tissue damage associated with cardiac bypass surgery and a novel vaccine for cholesterol management. AVANT is also developing a pipeline of bacteria-fighting products for biodefense, travelers' vaccines, and global health needs based on AVANT'S rapid-protecting, single-dose, oral and temperature stable vaccine technology.

    Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web:
http://www.avantimmune.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT's current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other bioterrorism threats or emerging health care threats; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan(R)Vac 1, Megan(R)Egg and other future products; (8) the process of obtaining regulatory approval for the sale of Rotarix (R) in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix (R) by our partner, GlaxoSmithKline; (9) GSK's strategy and business plans to launch and supply Rotarix (R) worldwide, including in the US and other major markets; (10) changes in existing and potential relationships with corporate collaborators;
(11) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (12) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde(R) (Peru-15) and Ty800, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (13) the ability to obtain substantial additional funding; (14) the ability to develop and commercialize products before competitors and that are superior to the alternatives developed by competitors; (15) the ability to retain certain members of management; and (16) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

    -table follows-


                    AVANT IMMUNOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS       Quarter              Year to Date
OF OPERATIONS DATA       Ended September 30,    Ended September 30,
----------------------------------------------------------------------
                          2005       2004        2005        2004
                            (Unaudited)             (Unaudited)
REVENUE

Product Development
 and Licensing
 Agreements          $   78,692 $   144,280 $   209,209  $  2,393,118
Government Contracts
 and Grants             767,630     334,166    2,156,680    1,928,712
Product Royalties             -      49,064       88,146      129,388
----------------------------------------------------------------------
Total Revenue           846,322     527,510    2,454,035    4,451,218
----------------------------------------------------------------------
OPERATING EXPENSE

Research and
 Development          3,591,334   2,805,813   11,052,944    9,626,816
General and
 Administrative       1,670,306   1,290,567    5,242,185    3,852,413
Amortization of
 Acquired
 Intangible Assets      248,778     248,778      746,334      746,334
----------------------------------------------------------------------
Total Operating
 Expense              5,510,418   4,345,158   17,041,463   14,225,563
----------------------------------------------------------------------
Operating Loss       (4,664,096) (3,817,648) (14,587,428)  (9,774,345)

Investment
 Income, Net            149,662     120,417      470,556      268,967
----------------------------------------------------------------------
Net Loss           $ (4,514,434)$(3,697,231)$(14,116,872)$ (9,505,378)
----------------------------------------------------------------------
Basic and
 Diluted Net
 Loss per Common
 Share             $     (0.06) $    (0.05) $    (0.19)  $      (0.13)
----------------------------------------------------------------------
Weighted
 Average
 Common
 Shares
 Outstanding        74,145,814  74,118,314   74,136,931    72,510,640
----------------------------------------------------------------------


CONDENSED CONSOLIDATED
BALANCE SHEETS                     September 30,     December 31,
----------------------------------------------------------------------
                                        2005             2004
                                    (Unaudited)
ASSETS
Cash and Cash Equivalents          $ 22,198,775      $ 31,741,494
Other Current Assets                  6,394,134         2,798,266
Property and Equipment, net           5,119,239         4,164,292
Intangible and Other Assets, net      6,352,136         7,099,470
                                   -------------     -------------
   Total Assets                    $ 40,064,284      $ 45,803,522
                                   =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities                $  3,585,612      $  5,450,948
Long-Term Liabilities                11,790,552         1,944,948
Stockholders' Equity                 24,688,120        38,407,626
                                   -------------     -------------
   Total Liabilities and
    Stockholders' Equity           $ 40,064,284      $ 45,803,522
                                   =============     =============

    CONTACT: AVANT Immunotherapeutics, Inc.
             Una S. Ryan, Ph.D., 781-433-0771
             President and CEO
             or
             AVANT Immunotherapeutics, Inc.
             Avery W. Catlin, 781-433-0771
             Chief Financial Officer
             info@avantimmune.com
             or
             For Media:
             Kureczka/Martin Associates
             Joan Kureczka, 415-821-2413
             jkureczka@comcast.net